UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934
(Amendment No. )*
Stitch Fix, Inc.
(Name of Issuer)
Class A Common Stock, $0.00002 par value per share
(Title of Class of Securities)
860897107
(CUSIP Number)
May 10, 2019
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
[ ] Rule 13d-1(b)
[x] Rule 13d-1(c)
[ ] Rule 13d-1(d)
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1.	NAMES OF REPORTING PERSONS

Robert S. Pitts, Jr.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,237,350

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,237,350

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,237,350

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

5.0%

12.	TYPE OF REPORTING PERSON

IN

1.	NAMES OF REPORTING PERSONS

Steadfast Capital Management LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

2,019,152

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

2,019,152

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,019,152

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.5%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Steadfast Financial LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

86,922

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

86,922

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

86,922

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Steadfast Capital, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

86,922

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

86,922

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

86,922

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

American Steadfast, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

650,823

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

650,823

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

650,823

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

1.5%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Steadfast International Master Fund Ltd.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

1,368,329

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

1,368,329

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,368,329

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

3.1%

12.	TYPE OF REPORTING PERSON

CO

1.	NAMES OF REPORTING PERSONS

Steadfast Long Capital, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

51,024

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

51,024

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

51,024

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Steadfast Long Capital Master Fund, L.P.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

80,252

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

80,252

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

80,252

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

1.	NAMES OF REPORTING PERSONS

Steadfast Long Financial LP

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) [x]
(b) [ ]

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

5.	SOLE VOTING POWER

0

6.	SHARED VOTING POWER

131,276

7.	SOLE DISPOSITIVE POWER

0

8.	SHARED DISPOSITIVE POWER

131,276

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

131,276

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

Less than 1%

12.	TYPE OF REPORTING PERSON

PN

This statement is filed with respect to Common Shares (as defined below) of the Issuer (as defined below) beneficially owned by the Reporting Persons (as defined below) as of May 10, 2019.
Item 1(a).	Name of Issuer:
Stitch Fix, Inc. (the “Issuer”)
Item 1(b).	Address of Issuer’s Principal Executive Offices:
1 Montgomery Street, Suite 1500
San Francisco, California 94104
Item 2(a).	Name of Persons Filing:
The names of the persons filing this statement on Schedule 13G (collectively, the “Reporting Persons”) are:
- Robert S. Pitts, Jr., a United States Citizen (“Mr. Pitts”).
- Steadfast Capital Management LP, a Delaware limited partnership (the “Investment Manager”).
- Steadfast Financial LP, a Delaware limited partnership (“Steadfast Financial”).
- Steadfast Capital, L.P., a Delaware limited partnership (“Steadfast Capital”).
- American Steadfast, L.P., a Delaware limited partnership (“American Steadfast”).
-	Steadfast International Master Fund Ltd., a Cayman Islands exempted company (the “Offshore Fund”).
- Steadfast Long Capital, L.P., a Delaware limited partnership (“Steadfast Long Capital”).
-	Steadfast Long Capital Master Fund, L.P., a Cayman Islands exempted limited partnership (the “Long Offshore Fund”).
-	Steadfast Long Financial LP, a Delaware limited partnership (“Steadfast Long Financial”).
Mr. Pitts is the controlling principal of the Investment Manager, Steadfast Financial, and Steadfast Long Financial. The Investment Manager has the power to vote and dispose of the securities held by American Steadfast and the Offshore Fund. Steadfast Financial has the power to vote and dispose of the securities held by Steadfast Capital. Steadfast Long Financial has the power to vote and dispose of the securities held by Steadfast Long Capital and the Long Offshore Fund.
Item 2(b).	Address of Principal Business Office or, if None, Residence:
The business address of each of Mr. Pitts, the Investment Manager, Steadfast Financial, Steadfast Capital, American Steadfast, Steadfast Long Capital, and Steadfast Long Financial is 450 Park Avenue, 20th Floor, New York, New York 10022.
The business address of each of the Offshore Fund and the Long Offshore Fund is c/o Estera Trust (Cayman) Ltd., Clifton House, 75 Fort Street, P.O. Box 1350, George Town, Grand Cayman KY1-1108.
Item 2(c).	Citizenship:
Mr. Pitts is a citizen of the United States.

Each of the Investment Manager, Steadfast Financial, Steadfast Capital, American Steadfast, Steadfast Long Capital, and Steadfast Long Financial is a limited partnership formed under the laws of the State of Delaware.
The Offshore Fund is an exempted company formed under the laws of the Cayman Islands.
The Long Offshore Fund is an exempted limited partnership formed under the laws of the Cayman Islands.
Item 2(d).	Title of Class of Securities:
Class A Common Stock, $0.00002 par value per share (“Common Shares”)
Item 2(e).	CUSIP Number:
860897107
Item 3.	If This Statement is Filed Pursuant to Rule 13d 1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	[ ]	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	[ ]	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	[ ]	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	[ ]	Investment company registered under Section 8 of the Investment Company Act.

(e)	[ ]	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f)	[ ]	Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g)	[ ]	Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h)	[ ]	Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

(i)	[ ]	Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

(j)	[ ]	Non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J).

(k)	[ ]	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K).
If filing as a non-U.S. institution in accordance with § 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____
Item 4.	Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer.

(a)	Amount beneficially owned:
(i)	Mr. Pitts beneficially owns 2,237,350 Common Shares.
(ii)	The Investment Manager beneficially owns 2,019,152 Common Shares.
(iii)	Steadfast Financial beneficially owns 86,922 Common Shares.
(iv)	Steadfast Capital beneficially owns 86,922 Common Shares.
(v)	American Steadfast beneficially owns 650,823 Common Shares.
(vi)	The Offshore Fund beneficially owns 1,368,329 Common Shares.
(vii)	Steadfast Long Capital beneficially owns 51,024 Common Shares.
(viii)	The Long Offshore Fund beneficially owns 80,252 Common Shares.
(ix)	Steadfast Long Financial beneficially owns 131,276 Common Shares.
(x)	Collectively, the Reporting Persons beneficially own 2,237,350 Common Shares.
(b)	Percent of class:
(i)	Mr. Pitts’ beneficial ownership of 2,237,350 Common Shares represents 5.0% of the outstanding Common Shares.
(ii)	The Investment Manager’s beneficial ownership of 2,019,152 Common Shares represents 4.5% of the outstanding Common Shares.
(iii)	Steadfast Financial’s beneficial ownership of 86,922 Common Shares represents less than 1% of the outstanding Common Shares.
(iv)	Steadfast Capital’s beneficial ownership of 86,922 Common Shares represents less than 1% of the outstanding Common Shares.
(v)	American Steadfast’s beneficial ownership of 650,823 Common Shares represents 1.5% of the outstanding Common Shares.
(vi)	The Offshore Fund’s beneficial ownership of 1,368,329 Common Shares represents 3.1% of the outstanding Common Shares.
(vii)	Steadfast Long Capital’s beneficial ownership of 51,024 Common Shares represents less than 1% of the outstanding Common Shares.
(viii)	The Long Offshore Fund’s beneficial ownership of 80,252 Common Shares represents less than 1% of the outstanding Common Shares.
(ix)	Steadfast Long Financial’s beneficial ownership of 131,276 Common Shares represents less than 1% of the outstanding Common Shares.
(x)	Collectively, the Reporting Persons’ beneficial ownership of 2,237,350 Common Shares represents 5.0% of the outstanding Common Shares.
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote of Common Shares:
Not applicable.

(ii)	Shared power to vote or to direct the vote of Common Shares:
Steadfast Capital has shared power with Steadfast Financial and Mr. Pitts to vote or direct the vote of the 86,922 Common Shares beneficially owned by Steadfast Capital.
American Steadfast has shared power with the Investment Manager and Mr. Pitts to vote or direct the vote of the 650,823 Common Shares beneficially owned by American Steadfast.
The Offshore Fund has shared power with the Investment Manager and Mr. Pitts to vote or direct the vote of the 1,368,329 Common Shares beneficially owned by the Offshore Fund.
Steadfast Long Capital has shared power with Steadfast Long Financial and Mr. Pitts to vote or direct the vote of the 51,024 Common Shares beneficially owned by Steadfast Long Capital.
The Long Offshore Fund has shared power with Steadfast Long Financial and Mr. Pitts to vote or direct the vote of the 80,252 Common Shares beneficially owned by the Long Offshore Fund.
(iii)	Sole power to dispose or to direct the disposition of Common Shares:
Not applicable.
(iv)	Shared power to dispose or to direct the disposition of Common Shares:
Steadfast Capital has shared power with Steadfast Financial and Mr. Pitts to dispose or direct the disposition of the 86,922 Common Shares beneficially owned by Steadfast Capital.
American Steadfast has shared power with the Investment Manager and Mr. Pitts to dispose or direct the disposition of the 650,823 Common Shares beneficially owned by American Steadfast.
The Offshore Fund has shared power with the Investment Manager and Mr. Pitts to dispose or direct the disposition of the 1,368,329 Common Shares beneficially owned by the Offshore Fund.
Steadfast Long Capital has shared power with Steadfast Long Financial and Mr. Pitts to dispose or direct the disposition of the 51,024 Common Shares beneficially owned by Steadfast Long Capital.
The Long Offshore Fund has shared power with Steadfast Long Financial and Mr. Pitts to dispose or direct the disposition of the 80,252 Common Shares beneficially owned by the Long Offshore Fund.
Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not applicable.
Item 8.	Identification and Classification of Members of the Group.
See Exhibit B.
Item 9.	Notice of Dissolution of Group.
Not applicable.
Item 10.	Certification.
By signing below the undersigned certifies that, to the best of its or his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

SIGNATURES
After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.
Dated:  May 20, 2019
STEADFAST CAPITAL MANAGEMENT LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST FINANCIAL LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President
STEADFAST CAPITAL, L.P.
By: STEADFAST ADVISORS LP, as Managing General Partner

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

AMERICAN STEADFAST, L.P.
By: STEADFAST CAPITAL MANAGEMENT LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST INTERNATIONAL MASTER FUND LTD.

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
Director

STEADFAST LONG CAPITAL, L.P. By: STEADFAST LONG FINANCIAL LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST LONG CAPITAL MASTER FUND, L.P. By: STEADFAST LONG FINANCIAL LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President
STEADFAST LONG FINANCIAL LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.

EXHIBIT A
JOINT FILING AGREEMENT
The undersigned hereby agree that the statement on Schedule 13G with respect to the Class A Common Stock of Stitch Fix, Inc. dated May 20, 2019 is, and any further amendments thereto signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated:  May 20, 2019
STEADFAST CAPITAL MANAGEMENT LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST FINANCIAL LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President
STEADFAST CAPITAL, L.P.
By: STEADFAST ADVISORS LP, as Managing General Partner

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

AMERICAN STEADFAST, L.P.
By: STEADFAST CAPITAL MANAGEMENT LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST INTERNATIONAL MASTER FUND LTD.

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
Director

STEADFAST LONG CAPITAL, L.P. By: STEADFAST LONG FINANCIAL LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President
STEADFAST LONG CAPITAL MASTER FUND, L.P. By: STEADFAST LONG FINANCIAL LP, Attorney-in-Fact

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

STEADFAST LONG FINANCIAL LP

By:	/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.
President

/s/ Robert S. Pitts, Jr.
Robert S. Pitts, Jr.

EXHIBIT B
Robert S. Pitts, Jr.
Steadfast Capital Management LP
Steadfast Financial LP
Steadfast Capital, L.P.
American Steadfast, L.P.
Steadfast International Master Fund Ltd.
Steadfast Long Capital, L.P.
Steadfast Long Capital Master Fund, L.P.
Steadfast Long Financial LP